EXTENDED OFFER
                          BY EVEREST PROPERTIES II, LLC
                              TO PURCHASE FOR CASH
                      UP TO 1,180 OF THE OUTSTANDING UNITS
                                       OF
                      URBAN IMPROVEMENT FUND LIMITED - 1973
                                       FOR
                                  $650 PER UNIT

     Everest Properties II, LLC ("Everest") is extending its offer to purchase your limited partnership interests (the "Units") in Urban Improvement Fund Limited - 1973 (the "Partnership") for cash less any distributions made to you by the Partnership after the date of the Offer. Everest will pay all transfer fees charged by the Partnership. SELLERS WILL PAY NO SELLING COMMISSIONS.

     Investors should be aware that:

     a) Our offer price exceeds by $150 per Unit the highest prior offer to purchase your Units of which we are aware, after accounting for distributions made since such prior offer.

     b) The Partnership is not required to terminate until 2014 and can extend its term until 2020. After 31 years you may prefer to receive cash now and eliminate the uncertainty associated with continued ownership.

     c) Our offer price exceeds by $210 per Unit (47%) the average sales price for units traded in the secondary market, over the last 12 months, as reported by Partnership Spectrum, an independent industry publication.

     d) Our offer price exceeds by $50 per Unit (over 8%) the highest price paid for units in the last 12 months, according to the general partner's letter dated January 13, 2004.

     We are willing to wait until the Partnership's remaining assets can be liquidated. After 31 years you may prefer to receive cash now, rather than waiting indefinitely for final liquidation.

     An Agreement of Transfer is enclosed which you can use to accept our offer. Please execute this document and return it in the enclosed envelope. Limited partners are urged to read our Offer dated January 6, 2004 in its entirety.

                Our extended offer will expire February 13, 2004


                              For More Information
                        Please Call or Send Originals to:
                           everest Properties II, llc
                           155 N. Lake Ave. Suite 1000
                               Pasadena, CA 91101
                     (800) 611-4613 Facsimile (626) 585-5929
                              www.everestworld.com

                                                                         2/6/04